Exhibit 10.5

May 30, 2008

Ms. Janice Arouh

15253 Sutton St.

Sherman Oaks, CA  91403

Re: Amendment to Employment Agreement

Dear Ms. Arouh:

This will confirm our agreement to amend and extend your employment agreement with Crown Media Holdings, Inc. (“Crown” or “Employer”), dated August 8, 2006 (the “Agreement”), as follows:

1. Your title, as set out in subparagraph 1(a), is changed from Senior Vice President to Executive Vice President, Network Distribution and Service.

2.  The Term of the Agreement and your employment by Crown, as set out in Paragraph 2 of the Agreement, is extended for an additional two years, through August 8, 2010.

3. Paragraph 3(a) of the Agreement is amended to provide for payment to you of an annual salary of $400,000, effective June 1, 2008.  You will eligible for salary increases on June 1, 2009 and June 1, 2010.  The amount and timing of such increases will be in the sole discretion of Crown.  In addition, you will be eligible for any fringe benefits provided to Executive Vice Presidents of Crown, as a class.

4, Paragraph 8 (b) of the Agreement is amended in line 5 to provide for the payment of the greater of 12 months base salary or the remaining base salary payable under the Agreement in the event of termination pursuant to Paragraph 8(b).

Except as amended herein, all other terms of the Agreement will remain in full force and effect.

Very truly yours,
Crown Media Holdings, Inc.

By /s/HENRY SCHLEIFF
Henry Schleiff
President

Accepted and Agreed to:

/s/JANICE AROUH
Janice Arouh